Exhibit 99.1
"American Oil & Gas Announces Participation
Agreement At Goliath Project
     DENVER, April 11, 2006 — American Oil & Gas, Inc. (AMEX: AEZ) has entered into a participation agreement with Teton Energy Corporation (AMEX: TEC) to participate in American’s approximate 65,000 gross (45,000 net) acre Goliath project in the Williston Basin of North Dakota. Under the terms of the agreement, Teton will purchase a 25% working interest in the Goliath acreage position for approximately $5 million, with approximately $2 million of this amount to be paid to American at closing. Teton will also pay the first $3 million of American’s share of drilling and completion costs in the project to cover the remaining portion of the purchase price. Closing is expected to occur on May 5, 2006. American currently owns a 75% working interest in the Goliath project acreage, and will own 50% after closing with Teton.
     Andrew Calerich, American’s President and CFO commented by saying, “we are now positioned where we want to be in the Goliath project and we expect that the proceeds from this transaction will cover our entire capital commitment in the initial two well program. We have been very impressed with the management and technical expertise that Teton has demonstrated during its evaluation of this opportunity and we look forward to having the Teton team as a joint interest owner at Goliath.”
     The Goliath Project’s primary target is the Mississippian Bakken Formation, which has certain geological similarities to the Mississippian Bakken Formation at the Elm Coulee field in Richland County, Montana where we recently announced the sale of our Big Sky project. Secondary potential exists in the Mission Canyon, Duperow and Red River formations in this emerging horizontal drilling play. The first of two multi-lateral horizontal wells is expected to commence drilling at Goliath in approximately 90 days, with the second well commencing within 120 days after rig release from the first well.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.”